UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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 Blackbaud, Inc.

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Blackbaud, Inc.

Re: Supplemental Executive Compensation Information

Dear Blackbaud Stockholders,

As the June 10th date for our 2020 Annual Stockholders Meeting approaches, we would like to provide you with additional information regarding our executive compensation programs. We hope you will carefully consider this information in connection with our Board of Director’s recommendation that our stockholders vote “FOR” the Company’s say-on-pay proposal at the Annual Meeting.

We also encourage you to read our Proxy Statement filed with the Securities and Exchange Commission on April 21, 2020, including the Compensation Discussion and Analysis section, which is supplemented by this letter and was filed as supplemental proxy materials with the SEC on June 1, 2020.

Overview
We are committed to a philosophy of pay-for-performance as it relates to executive compensation. Our executive compensation program is designed to achieve three primary objectives:

•	Provide market competitive compensation opportunities to attract and retain executive officers;

•	Structure compensation through a combination of performance-based and other awards to promote increased stockholder value;

•	Ensure actual compensation realized by our executive officers is linked to the attainment and furtherance of our short-term and long-term business strategies.

Our Compensation Committee, which is 100% independent, met many times during 2019 to thoroughly consider all aspects of our executive’s compensation, including program structure and specific awards. In addition, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to provide support and information relating to executive and director compensation. During 2019, Compensia:

•	Assessed our executive compensation program, policies and practices, particularly with respect to our pay-for-performance alignment;

•
Advised on the size and structure of the cash components of our executive compensation program (i.e., base salary and target annual cash bonus opportunities, and performance measures and weighting of bonuses);

•	Advised on the composition, structure and competitiveness of the long-term incentive component of our executive compensation program;

•	Advised on the composition of our compensation peer group; and

•	Advised on the design and amount of the compensation package for our CEO and other executive officers.

In addition, we are committed to active engagement with our stockholders to discuss their views and any potential areas of concern with our business, including executive compensation. As part of that process, following our 2019 Annual Stockholders Meeting, we met with stockholders representing approximately 70% of our shares outstanding and no significant concerns regarding the Company’s compensation philosophy were raised. As such, the Compensation Committee continued our executive compensation program in 2019 with only minor adjustments reflecting new business developments. We expect to engage further with our stockholders following the 2020 Annual Meeting to facilitate this ongoing dialogue.

Additional Executive Compensation Observations

1.	Our programs rigorously tie our executives’ compensation to the Company’s performance.

•	At least 50% of the equity awards granted to our named executive officers (“NEOs”) are performance-based and have been since 2014.

•
Based on overall Company performance in 2019 against the pre-determined targets for recurring revenue and income from operations, the Compensation Committee determined that attainment for both our 2019 annual cash bonus and the 2019 performance-based restricted stock units (“PRSUs”) was 109% of each NEO's target. In addition to our attainment against these performance metrics, our total shareholder return (“TSR”) for 2019, one measure of stockholder value created over the previous year, was +27%, which we believe further supports the above-target payouts for the 2019 annual cash bonus and the 2019 PRSUs.

•
Although the Company’s 3-year TSR of +8% measured at the end of 2019 trailed our peer group, this was reflected in below target payouts for both our 2018 annual cash bonus (79%) and 2018 PRSUs (63%). This is another example of our pay-for-performance philosophy in action.

•	At the end of 2019, the Company’s 1-year and 5-year TSR compare well to the TSR for both the GICS 4510 peer group and Russell 3000 during the same periods.

•
To further demonstrate his commitment to pay for performance and in response to the COVID-19 pandemic, our CEO has elected to forego receipt of all but that portion of his base salary necessary to fund, on a pre-tax basis, his contributions to continue to participate in the Company's health benefits plan, effective April 1, 2020 and until he otherwise determines.

2.	Our CEO’s 2019 total compensation, as and when awarded by the Compensation Committee, was held flat.

•
The Compensation Committee approved a target grant value for our CEO’s fiscal 2019 equity award in the amount of $8.0 million, which was equal to the target value of equity award granted to him in fiscal 2018. Consistent with our historical methodology, the number of shares granted was determined based on the target grant date value divided by the average closing price of our common stock for the 30 trading days ending January 31, 2019. However, due to an increase in the Company’s stock price between the date of the award determination (January 31, 2019) and the grant date (February 12, 2019), the value of the equity award granted to our CEO in 2019 was approximately $9.5 million as determined according to applicable SEC regulations for calculating the value of equity grants. As such, the $9.5 million equity award does not accurately reflect the decision made by the Compensation Committee to hold the equity component of our CEO's compensation flat, and so the $9.5 million value reflects the stock price market appreciation post date of the award determination and outside the purview of the Compensation Committee.

•	Regarding its decision in January 2019 to maintain the target grant value of our CEO’s equity award flat from 2018, the Committee:

◦
was aware that the Company had not achieved the targets for its performance metrics in the prior year and in setting 2019 compensation targets considered that the 2018 annual cash bonus was expected to payout at 79% of target, that the 2018 PRSUs would be earned at 63% of target, and that the Company’s share price had declined from $93.74 at the grant date for the 2018 equity awards to approximately $70, which further reduced the value of the 2018 equity awards when the Committee met to evaluate 2019 CEO compensation.

◦
determined that the pay-for-performance goals of the program were achieved without further reducing the CEO’s target pay for 2019, particularly in light the fact that the 2019 program retained a strong pay for performance profile, including rigorous revenue and profitability goals for earning incentives and a 50% weighting on performance-based equity for our CEO and all other NEOs.

•
Compared to the median of our peer companies’ CEO total compensation when the Compensation Committee met to finalize 2019 target pay, our CEO’s 1-year and 3-year total compensation multiple was 1.23 and 1.29, respectively. We believe this level of compensation was supported by the Company outperforming its peer group during the 3-year period with regard to return on invested capital, return on assets and return on equity.

3.
The Compensation Committee carefully selected 2019 award targets based on its informed expectations regarding 2020 business and market conditions, including expected necessary long-term strategic investments in the company’s business and operations.

•
We announced our strategy beginning in the second half of 2018 of increased investments in sales, marketing, innovation and back-office infrastructure, which would reduce profitability in the short-term, in order to drive long-term profitability and deliver improved stockholder value.

•	Our 2019 investments included, but were not limited to:

◦	adding additional sales headcount to improve market coverage as we are less than 10% penetrated into a total addressable market of over $10 billion;

◦
growing our lead generation teams to support the increased size of our sales teams and implementing leading sales engagement technology platforms to enable our teams to generate more prospects and convert more of those prospects into sales opportunities;

◦
additional investments in innovation that led to our announcement of the general availability of our breakthrough Church Management software and extending our Education Management portfolio up-market to small-scale higher education institutions;

◦
substantially completing our comprehensive workplace strategy to better align our organizational objectives with our geographic footprint by optimizing our office utilization, improving our geographic sales coverage and enhancing our employees' daily work experience to improve productivity and effectiveness; and

◦	duplicate data center costs as we migrate our cloud infrastructure to leading public cloud service providers.

•
When the Compensation Committee decided in January 2019 to set the 2019 target for income from operations at a lower level than the 2018 actual result, it carefully considered the significant strategic investments that we would make in 2019 to strengthen the business and better position us for long-term success and align our executive compensation program with the interests of our long-term stockholders. It then set the performance target at a level it believed was reasonably achievable while requiring outstanding performance to achieve the maximum payout level.

In conclusion, Blackbaud’s pay-for-performance culture carefully and intentionally aligns management’s objectives with stockholders’ interests. We welcome future dialogue with our stockholders on this and other topics of interest throughout 2020 and beyond.

Sincerely,
Senior Vice President, General Counsel and Corporate Secretary
Dated: June 1, 2020

Investor Contact:
Steve Hufford
Director of Investor Relations
843-654-2655
steve.hufford@blackbaud.com